Exhibit 10.7

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made and entered into as of December 7, 2018 (the Effective Date”), by and between Immunovant Sciences GmbH, a company organized and existing pursuant to the laws of Switzerland having a principal place of business at Viaduktstrasse 8, Basel 4051, Switzerland (“ISG”) and Roivant Sciences GmbH, a company organized and existing pursuant to the laws of Switzerland having a principal place of business at Viaduktstrasse 8, Basel 4051, Switzerland (“RSG”).

A.    WHEREAS, RSG entered into a License Agreement with HanAll BioPharma Co., Ltd., a Korean limited liability company, having an address of 3rd Fl., Bongeunsaro 114-gil 12, Gangnam-gu, Seoul, Korea (“HanAll”) effective as of December 19, 2017 (the “HanAll Agreement”), pursuant to which RSG received an exclusive license from HanAll to develop, register, manufacture and commercialize Compounds and Licensed Products in the Field in the Territory.

B.    WHEREAS, RSG desires to assign and transfer to ISG all of RSG’s rights and obligation under the HanAll Agreement, as set forth below, and ISG desires to accept such assignment and transfer.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Defined Terms. Capitalized terms used but not otherwise defined in this Assignment and Assumption Agreement shall have the meanings given to such terms in the HanAll Agreement.

2.    Assignment. RSG hereby grants, conveys, transfers and assigns to ISG and its successors and assigns, all of the rights, title and interests of RSG in and to (a) the HanAll Agreement, (b) any and all Roivant Technology and Inventions and all other intellectual property rights of RSG under the HanAll Agreement and (c) any and all Regulatory Filings and Regulatory Approvals for Compounds and Licensed Products in the Field in the Territory (collectively, the “Assigned Assets”).

3.    Assumption of Liabilities. ISG does hereby assume and agree to pay, perform, honor and discharge, as and when due, any obligations and liabilities that may arise under the HanAll Agreement from the date hereof to the extent transferred to ISG under Section 2 above (the “Assumed Liabilities”).

4.    Consideration; Payment. The assignment of Assigned Assets and assumption of Assumed Liabilities under this Assignment and Assumption Agreement is completed in consideration of the fair market value amount previously paid by ISG to RSG in an amount equal to Thirty Seven Million Seven Hundred and Fifty Thousand United States Dollars ($37,750,000) as consideration for rights formerly sublicensed to ISG under the HanAll Agreement.

5.    Indemnification. ISG shall indemnify, defend and hold RSG harmless from and against all liabilities, damages, expenses, losses, including reasonable legal expenses and attorneys’ fees, and any other expenses of any nature, resulting from (a) ISG’s exercise of rights and performance or non-performance of its duties or obligations under the HanAll Agreement to the extent assumed under this Assignment and Assumption Agreement and/or (b) any other HanAll demand, claim, action, proceeding or liability after the date hereof (whether criminal or civil, in contract, tort or otherwise) against RSG arising or resulting from, or initiated under, the HanAll Agreement.

6.    Successors and Assigns. This Assignment and Assumption Agreement shall bind and inure to the benefit of the respective successors and assigns of ISG and RSG.

7.    Governing Law. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

8.    No Third Party Rights. Nothing express or implied in this Assignment and Assumption Agreement is intended or shall be construed to confer on any person other than ISG and RSG any rights under this Assignment and Assumption Agreement.

9.    Further Assurances. Each party hereto, upon the request of the other party hereto, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Assignment and Assumption Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Assignment and Assumption Agreement. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Assignment and Assumption Agreement.

10.    Costs and Expenses. Each of the parties hereto shall pay its own costs and expenses incurred or to be incurred in negotiating, closing and executing all transactions contemplated by this Assignment and Assumption Agreement.

11.    Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

12.    Amendments and Waivers. The provisions of this Assignment and Assumption Agreement may be amended or waived only by an instrument in writing signed by ISG and RSG. Any waiver of any term or condition of this Assignment and Assumption Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

13.    Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Assignment and Assumption Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first above written.

ROIVANT SCIENCES GMBH

By:	/s/ Sascha Bucher
Name:	Sascha Bucher
Its:	VP, Head of Global Transactions

IMMUNOVANT SCIENCES GMBH

By:	/s/ Ruben Masar
Name:	Ruben Masar
Its:	Secretary of the Board

[Signature Page to Assignment and Assumption Agreement for RVT-1401]